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CUSIP NO. 914906102                    13G                  PAGE 12 OF 12 PAGES

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

        The undersigned agree to the joint filing on behalf of each of them of a
Schedule 13G (including any and all amendments thereto) with respect to the shares of Univision Communications Inc., and further agree that this Agreement shall be included as an Exhibit to such filings.

        The undersigned further agree that each party hereto is responsible for timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that neither party is responsible for the completeness or accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed this 14th day of February 2002.

                      By: /s/ Gustavo A. Cisneros
                          --------------------------------------
                          Name:  Gustavo A. Cisneros

                      By: /s/ Ricardo J. Cisneros
                          --------------------------------------
                          Name:  Ricardo J. Cisneros

                      VENEVISION INVESTMENTS LLC

                      By: /s/ Joan Burton Jensen
                          --------------------------------------
                          Name: Joan Burton Jensen
                          Title: Attorney-In-Fact

                      VVI INVESTMENTS CORP.

                      By: /s/ Jose Misrahi
                          ---------------------------------------
                          Name: Jose Misrahi
                          Title: President